Exhibit 99.1

FOR IMMEDIATE RELEASE

Lev Pharmaceuticals Receives Complete Response Letter for Cinryze™

Conference Call Scheduled for Thursday, January 31, 2008 at 8:30 a.m. ET

NEW YORK - January 30, 2008—Lev Pharmaceuticals, Inc. (OTCBB:LEVP.OB) announced today that it has received a complete response letter from the U.S. Food and Drug Administration (FDA) related to its biologics license application (BLA) for Cinryze™ (C1 inhibitor) for both the acute and prophylactic treatment of hereditary angioedema (HAE), or C1 inhibitor deficiency.

A complete response letter is issued by the FDA in order to specify additional information the agency requires to complete the review of the BLA. In its letter regarding Cinryze™, the FDA has requested information with respect to chemistry, manufacturing, and controls (CMC), as well as additional analyses of existing efficacy data from the Cinryze™ trials. While no new clinical trials were requested in this letter, no assurances can be given that additional clinical studies will not be requested in the future or on the timing of any further FDA action.

“We believe we can address the FDA’s questions in a timely manner and hope to secure approval for Cinryze™ in mid-2008,” said Joshua Schein, chief executive officer of Lev. “Given the safety and efficacy data from our clinical trials, we remain confident in our ability to bring Cinryze™ to patients that are suffering from this debilitating and life-threatening disease.”

As part of Lev’s CHANGE trial (C1 inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), the Company is conducting two open label studies for the treatment and prevention of HAE. Qualifying HAE patients will continue to have access to Cinryze™ on a compassionate use basis, free of charge. To date, more than 4,000 doses of Cinryze™ have been administered in all parts of the CHANGE trials with more than a dozen patients having individually received well over 100 doses.

Additionally, Cinryze™ has been well tolerated with an adverse event profile no different from placebo. The most common adverse reactions observed have been injection site rash and lightheadedness. No drug-related serious adverse events (SAEs), no immunogenicity and no decrease in efficacy have been observed.

C1 inhibitor has been used for more than 35 years in Europe to treat patients with C1 inhibitor deficiency.

The Company will hold a conference call and audio webcast for investors on Thursday, January 31, at 8:30 a.m. Eastern Time (ET). The conference call will be available via live webcast on Lev’s website at www.levpharma.com. To participate by telephone, the domestic dial-in number is 888-713-4214 and the international dial-in is 617-213-4866. The access code is 81142253. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call by clicking on the following link:
http://phx.corporate-ir.net/playerlink.zhtml?c=130944&s=wm&e=1752456.

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. The webcast will be available for replay approximately two hours after the end of the webcast. In addition, the Web cast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About Hereditary Angioedema
HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. While there is no approved therapy for acute HAE attacks in the U.S., C1 inhibitor has been used in Europe to treat HAE for more than 35 years. There are estimated to be 10,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About Lev Pharmaceuticals, Inc.
Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, Cinryze™ (C1 inhibitor), is being developed as a replacement therapy both for the treatment and prevention of Hereditary Angioedema (HAE), also known as C1 inhibitor deficiency, a rare, severely debilitating, life-threatening genetic disorder. In 2007, Lev met both primary endpoints in its pivotal U.S. Phase III clinical trial for the acute and prophylactic treatment of HAE, achieving clinical and statistical significance. Cinryze™ has been granted orphan drug status for the treatment and prevention of HAE, potentially securing, upon approval, market exclusivity for seven years. Additionally, Lev is in the process of prioritizing its C1 inhibitor development platform for the treatment of selective other diseases and disorders in which inflammation is known or believed to play an underlying role.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new information arising out of clinical trial results, the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license, the risk that the FDA may require us to conduct additional clinical trials for Cinryze™, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM, market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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INVESTOR CONTACT:
Jason Tuthill, Lev Pharmaceuticals
212-850-9120
jtuthill@levpharma.com

MEDIA CONTACT:
Katherine Stueland, WeissComm Partners
312-208-0320
kstueland@wcpglobal.com